Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333‑2053636, 333‑257350, and 333‑280675) of our report dated March 19, 2025, with respect to our audit of the consolidated financial statements of CB Financial Services, Inc. as of and for the years ended December 31, 2024 and December 31, 2023 included in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Pittsburgh, Pennsylvania
March 19, 2025